Form 10-K, Exhibit 13
period 1995-12-31
GRIFFIN REAL ESTATE FUND V
filed 1996-03-29
CIK 760451

EXHIBIT 13

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                TABLE OF CONTENTS
                                                                           Page

Independent Auditor's Report..............................................    1

Balance Sheets, December 31, 1995 and 1994................................    2

Statements of Operations for the Years Ended
December 31, 1995, 1994 and 1993..........................................    3

Statements of Cash Flows for the Years
Ended December 31, 1995, 1994 and 1993....................................    4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1995, 1994 and 1993......................    5

Notes to Financial Statements............................................. 6-11

Financial Statement Schedules.............................................   12

      III     Real Estate and Accumulated Depreciation,
              December 31, 1995...........................................   12


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-V,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1995. Our audits also included the financial statement schedules listed in the table of contents at Exhibit I. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain resonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statments. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                        LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 11, 1996

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                                 1995            1994
                                             ------------    ------------
ASSETS

Cash and cash equivalents                    $    501,306    $    306,890
Escrow deposits                                   266,823         148,551
Receivables and other assets                       43,091          42,028
Notes receivable                                     --           338,993
                                             ------------    ------------
   Total                                          811,220         836,462
                                             ------------    ------------

PROPERTY AND EQUIPMENT:
Land                                            3,046,000       3,046,000
Buildings and improvements                     17,088,531      16,691,679
Furniture and equipment                         1,587,926       1,587,926
                                             ------------    ------------
   Total                                       21,722,457      21,325,605
Less accumulated depreciation                   7,594,027       6,880,418
                                             ------------    ------------
   Property and equipment - net                14,128,430      14,445,187
                                             ------------    ------------

Deferred expenses (net of accumulated
   amortization - 1995, $170,189;
   1993, $136,225)                                261,898         171,848
                                             ------------    ------------

   TOTAL ASSETS                              $ 15,201,548    $ 15,453,497
                                             ============    ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES:
Accounts payable:
   Affiliate                                 $     23,438    $     23,644
   Other                                           88,828         107,713
Security deposits                                 117,687         112,512
Deferred revenue                                     --           246,635
Accrued expenses:
   Real estate taxes                               97,737         101,670
   Interest                                        79,716          55,840
Mortgage notes payable                         13,171,774      13,055,496
                                             ------------    ------------

   TOTAL LIABILITIES                           13,579,180      13,703,510
                                             ------------    ------------

PARTNERS' EQUITY (DEFICIT):
General Partner                                  (208,891)       (207,615)
Limited Partners                                1,831,259       1,957,602
                                             ------------    ------------
   Total Partners' Equity (Deficit)             1,622,368       1,749,987
                                             ------------    ------------

TOTAL LIABILITIES AND PARTNERS'
EQUITY (DEFICIT)                             $ 15,201,548    $ 15,453,497
                                             ============    ============


See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                        1995           1994            1993
                                     -----------    -----------    -----------
REVENUES:
Rent (less vacancies:
   1995, $183,893; 1994, $174,401;
   1993, $199,277)                   $ 4,042,288    $ 3,841,246    $ 3,637,069
Interest                                  32,823         46,417         27,431
Recognition of deferred revenue          246,635           --             --
Other                                     90,263        118,622        108,502
                                     -----------    -----------    -----------
   Total Revenues                      4,412,009      4,006,285      3,773,002
                                     -----------    -----------    -----------

EXPENSES:
Interest                               1,307,610      1,052,718      1,097,061
Depreciation and amortization            747,572        717,988        711,548
Property valuation benefit                  --         (238,000)      (831,000)
Real estate taxes                        265,812        286,833        246,443
Repairs and maintenance                  670,600        650,585        579,070
Utilities                                374,635        342,870        315,649
Salaries and employee benefits           606,840        574,465        542,889
Management fees:
   Related parties                       222,740        212,246        196,045
Administrative                           181,500        148,142        143,815
Insurance                                 94,854        115,771        157,593
Bad debts                                 64,025         18,569         23,169
Other                                      3,440         12,371         11,847
                                     -----------    -----------    -----------
   Total expenses                      4,539,628      3,894,558      3,194,129
                                     -----------    -----------    -----------

NET INCOME (LOSS)                    $  (127,619)   $   111,727    $   578,873
                                     ===========    ===========    ===========



NET INCOME (LOSS) ALLOCATED
   TO GENERAL PARTNERS               $    (1,276)   $     1,117    $     5,789
                                     ===========    ===========    ===========

NET INCOME (LOSS) ALLOCATED
   TO LIMITED PARTNERS               $  (126,343)   $   110,610    $   573,084
                                     ===========    ===========    ===========

PER UNIT:
   NET INCOME (LOSS)                 $     (3.30)   $      2.89    $     14.96
                                     ===========    ===========    ===========


See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                               1995          1994            1993
                                           -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                          $  (127,619)   $   111,727    $   578,873
   Adjustments to reconcile net
      income (loss) to net cash
      provided by operating
      activities:
         Recognition of
            deferred revenue                  (246,635)            --             --
         Depreciation and
            amortization                       747,572        717,988        711,548
         Note receivable amortization           (1,473)       (11,698)       (22,670)
         Reduction in property valuation
            provision                               --       (238,000)      (831,000)
         Write-off of note receivables         (30,000)            --             --
      Decrease (increase) in:
         Escrow deposits                        70,728        163,689       (115,200)
         Receivables and other assets           (1,063)       (13,431)        18,150
      Increase (decrease) in:
         Accounts payable                      (19,091)       (84,593)        96,872
         Security deposits                       5,175          9,574          4,643
         Accrued expenses                       19,944        (18,712)       (16,645)
                                           -----------    -----------    -----------
Net cash provided by
   operating activities                        477,538        636,544        424,571
                                           -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property                       (396,852)      (525,602)      (224,103)
   Proceeds from Note Receivable               310,466             --             --
                                           -----------    -----------    -----------
Net cash used by
   investing activities                        (86,386)      (525,602)      (224,103)
                                           -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of finance fees                   (124,014)            --        (92,007)
   Principal payments on mortgage
      notes payable                            (72,722)       (61,976)       (49,326)
   Redemption of Partnership Units                  --         (9,304)            --
                                           -----------    -----------    -----------
Net cash used by
   financing activities                       (196,736)       (71,280)      (141,333)
                                           -----------    -----------    -----------

INCREASE IN CASH                               194,416         39,662         59,135

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                         306,890        267,228        208,093
                                           -----------    -----------    -----------
CASH AND CASH EQUIVALENTS
   - END OF YEAR                           $   501,306    $   306,890    $   267,228
                                           ===========    ===========    ===========

CASH PAID FOR INTEREST                     $ 1,283,734    $ 1,036,489    $ 1,122,213
                                           ===========    ===========    ===========

SUMMARY OF NON-CASH TRANSACTIONS:
   Proceeds from refinancing of
      mortgage note                          3,245,000             --      2,173,850
   Payoff of mortgage note                  (3,056,000)            --     (2,080,470)
   Loan proceeds paid to
      fund escrows                            (189,000)            --        (93,380)
                                           -----------    -----------    -----------
                                           $        --             --             --
                                           ===========    ===========    ===========

   Discount on note receivable             $        --    $    48,365    $        --
   Adjustment of deferred revenue                   --        (48,365)            --
                                           -----------    -----------    -----------
                                           $        --    $         0    $        --
                                           ===========    ===========    ===========



See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                               GENERAL       LIMITED
                               PARTNERS'     PARTNERS'
                                EQUITY        EQUITY
                              (DEFICIT)      (DEFICIT)        TOTAL
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1992         $  (214,521)   $ 1,283,212    $ 1,068,691

NET INCOME                         5,789        573,084        578,873
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1993            (208,732)     1,856,296      1,647,564

NET INCOME                         1,117        110,610        111,727

REDEMPTION OF TWENTY
   PARTNERSHIP UNITS                --           (9,304)        (9,304)
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1994            (207,615)     1,957,602      1,749,987

Net Loss                          (1,276)      (126,343)      (127,619)
                             -----------    -----------    -----------

PARTNERS' EQUITY (DEFICIT)
  DECEMBER 31, 1995          $  (208,891)   $ 1,831,259    $ 1,622,368
                             ===========    ===========    ===========


See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of the Partnership - Griffin Real Estate Fund-V, A Limited Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on March 4, 1986, at which time 38,346 units had been sold at a cost of $500 per unit. At December 31, 1995 there are 38,346 limited partnership units authorized and 38,276 limited partnership units outstanding.

         Sale of Property - The Partnership listed its share of Ravenwood Apartments for sale during 1995.

         Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $501,306 and $306,890 at December 31, 1995 and 1994 respectively, consist of bank deposits and government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

         Financial Instruments - The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the current rates at which the Partnership could borrow funds with similar remaining maturities.

         Properties and Depreciation - Properties are stated at cost including capitalized acquisition fees and are depreciated using a straight-line method over the estimated useful lives of the related assets (buildings, 25 years; land improvements, 10-15 years; furnishings and equipment, 5 years). For income tax purposes, the Partnership depreciates the buildings over 15 to 19 years using the Accelerated Cost Recovery System. Building improvements made subsequent to January 1, 1987 are depreciated over 27.5 years using the Modified Cost Recovery System for tax purposes.

         Escrow Deposits - The escrow deposits consist of funds held for future payment of real estate taxes, insurance premiums and replacement reserves for major expenditures.

         Leases - Apartment leases are generally renewable on a six month to one year basis.

         Deferred Expenses - These are primarily financing costs and are amortized over the term of the related debt on a straight-line basis.

         Offering Costs - Expenses incurred in connection with the registration and offering of the partnership units syndication costs, including selling commissions and advertising, are recorded as a reduction of Partners' Equity. Such costs are not deductible for income tax purposes by the Partnership nor its partners.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


         Income Taxes - The financial statements of the Partnership do not include a provision for income taxes as the income and losses of the Partnership are allocated to the individual partners for inclusion in their income tax returns.

         Net Income (Loss) Per Limited Partnership Unit - The net income (loss) per limited partnership unit is computed by dividing the net income
         (loss) allocated to limited partners by the weighted average number of limited partnership units outstanding during the year.

         Recently Issued Accounting Standards - The Financial Accounting Standards Board ("FASB") issued Statement No. 121, Accounting for the Impairment of Long Lived Assets, which requires the recognition of impairments on long lived assets in the statement of operations. This statement is effective for years beginning after December 15, 1995. This SFAS has been applied by the Partnership as disclosed in Note 5 to the financial statements.

2.       ORGANIZATION

         The Partnership was formed by the General Partner, Griffin Equity Partners, a Minnesota Partnership, and Guardian Investment Corporation, a Minnesota Corporation, to acquire existing, income-producing real properties for rental purposes. The General Partner is not required to make any capital contributions to the Partnership.

         The Limited Partnership Agreement and Certificate of Limited Partnership (Partnership Agreement) contains certain provisions, among others, described as follows:

         * The management and general responsibility of operating the Partnership business shall be vested exclusively in the General Partner.

         * Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the General Partner.

         * Cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the General Partner.

         * Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the General Partner receiving at least 1% of the distributions:

                  ** First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

                  ** Second, any unpaid real estate commissions due to the General Partner on the resale of the Partnership properties;

                  ** Third, any remaining balance, 85% to the limited partners and 15% to the General Partner.

         * The Partnership will terminate on December 31, 2025 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


3.       MORTGAGE NOTES PAYABLE

         Mortgage notes payable consist of the following at December 31:

                                                                 1995           1994
                                                              -----------   -----------
         Mortgage note (Country Club Apartments)
            monthly installments including interest at
            7.936%, due November 1, 2005                      $ 3,241,552   $        --
         Mortgage Note (Country Club Apartments)
            monthly installments including interest
            (11.45% at December 31, 1994), due May 1996              --       3,056,000
         Mortgage note (Savannah Oaks Apartments)
            monthly installments including interest at
            9.25%, due February 15, 2000                        4,344,294     4,363,252
         Mortgage note (Desert Pines Apartments),
            varying monthly installments including interest
            at 8.58% to a market rate determined with
            reference to a Treasury Bill rate, due
            October 1998                                        3,445,827     3,480,567
         Mortgage Note (Ravenwood Apartments)
            monthly installments including interest at
            9.475%, due January 2004
            The Partnership's share of the debt
            is 70% (See note 9)                                 2,140,101     2,155,677
                                                              -----------   -----------

         Total mortgage notes payable                         $13,171,774   $13,055,496
                                                              ===========   ===========



         All property is pledged as collateral to the mortgage notes payable. Future principal maturities are as follows:

                   1996                              $   144,666
                   1997                                  157,827
                   1998                                3,500,342
                   1999                                  141,269
                   2000                                4,203,844
                   Later                               5,023,826
                                                     -----------

                         Total                       $13,171,774

         On October 24, 1995, the Partnership refinanced Country Club Apartments. The loan amount is $3,245,000 requiring monthly installments of principal and interest of $24,908 beginning December 1, 1995, with payments based on a fixed interest rate of 7.936% until it matures on November 1, 2005. This loan is subject to a yield maintenence prepayment penalty with a minimum 1% prepayment penalty until the final 90 days of the loan, at which time there is no penalty.

         During January 1993, the Savannah Oaks mortgage note was modified for the second time to a floating rate basis adjusted annually on February 15, with interest only payments until maturity. The maturity date of February 2003 was not modified. Also, all cash flow after payment of normal operating expenses and debt service were placed in an escrow account for future capital improvements.

         On June 16, 1995 the Savannah Oaks Mortgage note was modified for the third time to allow interest only payments of $40,951 at 11.2625% through July 15, 1995 at which time the interest rate was changed to 9.25%. On August 15, 1995, a new monthly payment of principal and interest of $37,367 began and continues to the new maturity date of February 15, 2000.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


         On December 9, 1993, the Partnership refinanced Ravenwood Apartments. The loan amount is $3,105,500 requiring monthly installments of principal and interest of $20,870 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date, due 2004. Prepayment of the note is subject to a prepayment premium of 1%-3% if prepaid during the first three years. No prepayment premium is assessed in years thereafter. (The Partnership share of the debt is 70% - see note 9).

         All of the above debt is non-recourse to the individual partners.


4.       FORECLOSURE

         In September 1991, a foreclosure action in relation to Lantern Square Apartments was commenced against the Partnership by the second mortgage holder. An agreement was reached whereby the Partnership transferred title to the property and was relieved of all liabilities related to the property. In addition, the Partnership received a note receivable from the second mortgage holder for $354,000 secured by a mortgage on the property. This mortgage was subject to the first mortgage on the property and a possible $160,000 mortgage note for major improvement work. The note called for interest to accrue at 2% from October 1, 1991 through October 1, 1993, with such interest to be added to the principal balance. Thereafter, the Partnership was to receive monthly interest only payments at varying rates until the note matured on June 20, 1995. This note was discounted at December 31, 1994 and 1993 to $246,635 and $295,000, respectively, to reflect prevailing market interest rates. Amortization of $1,473, $11,698 and $22,670 was included in interest income at December 31, 1995, 1994 and 1993 respectively. The foreclosure resulted in $295,000 of deferred revenue and an extraordinary loss of $72,488.

         During January, 1995, the Partnership received payment on this note receivable. Due to the note repayment prior to the maturity date, a discount of $48,365 was given. The note receivable balance and the related deferred revenue at December 31, 1994 reflects this discount. Deferred revenue in the amount of $246,635 has been recognized in 1995.


5.       VALUATION ALLOWANCE

         As of December 31, 1995 and 1994, no valuation allowance has been recorded on any of the Partnership's real property investments. Property valuation benefits of $238,000 and $831,000 were recorded at December 31, 1994 and 1993, respectively, related to management's reduction of the allowance. The valuation allowance is the difference between the net book value of the property and an estimated sales value (net of sales costs). Upon analysis, no allowance was considered necessary at December 31, 1995 and 1994.

6.       RELATED PARTY TRANSACTIONS

         The partners of Griffin Equity Partners and the shareholder of Guardian Investment Corporation, the general partners of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                      1995       1994       1993
                                    --------   --------   --------

         Property management fees   $222,740   $212,246   $196,045
         Major improvement
            supervisory fees          78,018     76,680     33,166

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


7.       PARTNERS' EQUITY RECONCILIATION

                                               1995           1994            1993
                                            -----------    -----------    -----------
         Equity per financial statements    $ 1,622,368    $ 1,749,987    $ 1,647,564
         Cumulative excess of tax
            depreciation over financial
            statement depreciation           (2,338,483)    (2,313,897)    (2,243,947)
         Property valuation allowance
            recognized for financial
            statement purposes                     --             --          238,000
         Additional interest income on
            note receivable for financial
            statement purposes                     --          (33,323)       (21,625)
         Interest income not recorded
            for tax purposes                       --          (14,811)       (14,811)
         Accrued real estate taxes not
            deducted for tax purposes            25,531         23,086         91,759
         Prepaid rent recognized as
            income for tax purposes              12,038         10,910         16,674
                                            -----------    -----------    -----------
         Equity per tax return              $  (678,546)   $  (578,048)   $  (286,386)
                                            ===========    ===========    ===========


8.       TAXABLE LOSS

         The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                                  1995        1994          1993
                                               ---------    ---------    ---------
         Net income (loss) per
            financial statements               $(127,619)   $ 111,727    $ 578,873
         Property valuation
            benefit recorded                          --     (238,000)    (831,000)
         Tax depreciation in excess of
            financial statement
            depreciation                         (24,586)     (69,949)    (131,142)
         Accrued real estate taxes not
            deducted for tax purposes             25,531       23,086           --
         Tax deduction for real estate
            taxes in excess of financial
            statement expense                    (23,086)     (91,758)     (36,345)
         Additional interest income on
            note receivable for tax purposes      48,198           --           --
         Additional interest income on
            note receivable for financial
            statement purposes                        --      (11,698)      (8,510)
         Interest income not recorded
            for tax purposes                          --           --      (14,811)
         Other                                     1,064       (5,766)         430
                                               ---------    ---------    ---------
               Taxable loss                    $(100,498)   $(282,358)   $(442,505)
                                               =========    =========    =========


                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


9.       JOINT VENTURE

         On April 26, 1985, Griffin Real Estate Fund-V entered into a joint venture with Griffin Real Estate Fund-IV for the purpose of purchasing Ravenwood Apartments, with Griffin Real Estate Fund-V designated as the managing partner. Griffin Real Estate Fund-IV contributed $330,000 (30%) and Griffin Real Estate Fund-V contributed $770,000 (70%) to the venture. All allocations of cash flow, tax consequences, expenses, and future contributions are to be in the ratio of 30% to 70%.

         Summarized financial information for the Ravenwood Joint Venture for the years ended December 31,:

                                           1995           1994           1993
                                        -----------    -----------    -----------
         Balance Sheet-
         Property and equipment - net   $ 2,587,018    $ 2,721,963    $ 2,831,873
         Other Assets                       259,306        293,503        343,718
                                        -----------    -----------    -----------

            Total Assets                $ 2,846,324    $ 3,015,466    $ 3,175,591
                                        ===========    ===========    ===========

         Mortgage notes payable         $ 3,057,287    $ 3,079,538    $ 3,105,500
         Other liabilities                  142,275        120,178        189,821
         Partners' deficit                 (353,238)      (184,250)      (119,730)
                                        -----------    -----------    -----------
            Total Liabilities and
               Partners' Deficit        $ 2,846,324    $ 3,015,466    $ 3,175,591
                                        ===========    ===========    ===========


         Statements of Operations
         Operating revenues             $   908,746    $   933,863    $   905,292
         Operating expenses               1,077,734        998,383        962,033
                                        -----------    -----------    -----------

            Net Loss                    $  (168,988)   $   (64,520)   $   (56,741)
                                        ===========    ===========    ===========


         The Partnership accounts for its 70% interest in the joint venture by including its 70% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rate accounting is appropriate since the controlling majority of each of the general partners of the joint venture owners consists of the same individuals.

                                  SCHEDULE III
                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1995



                                                        Costs
                                                      Capitalized
                                                      Subsequent
                                  Initial Cost to         to           Gross Amount at Which Carried
                                  Partnership (a)     Acquisition        at Close of Period (b) (c)
                                  ----------------    -----------      ------------------------------              Date
                                            Bldgs/     Land/Bldg               Buildings            Accumulated    of     Date
Description      Encumbrances     Land      Improve     Improve      Land      & Improve     Total   Deprec. (d)   Const  Acquired
-----------      ------------     ----      -------     -------      ----      ---------     -----   -----------   -----  --------
CINCINNATI, OH
 Ravenwood Apts   $2,140,101   $  322,000  $ 2,484,825 $  322,554 $  322,000  $2,807,379  $3,129,379  $1,318,467    1973   04/30/85

MARIETTA, GA
 Savannah Oaks
 Apartments        4,344,294    1,239,000    5,009,028    700,641  1,239,000   5,709,669   6,948,669   2,233,350    1973   09/30/86

TUCSON, AZ
 Desert Pines
 Apartments        3,445,827    1,225,000    4,290,612  1,269,472  1,225,000   5,560,084   6,785,084   2,090,757    1973   02/02/87

ANDERSON, SC
 Country Club
 Apartments        3,241,552      260,000    4,195,025    404,300    260,000   4,599,325   4,859,325   1,951,453    1973   05/14/86
                   ---------    ---------   ----------  ---------  ---------  ----------  ----------   ---------

   Total         $13,171,774   $3,046,000  $15,979,490 $2,696,967 $3,046,000 $18,676,457 $21,722,457  $7,594,027
                  ==========    =========   ==========  =========  =========  ==========  ==========  ==========



(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1995 for federal income tax purposes is $21,722,457.

(c)      Reconciliation of property:

                                            1993          1994           1995
                                         -----------   -----------   -----------

         Balance at beginning of period  $19,506,900   $20,562,003   $21,325,605
         Additions during period
           Improvements                      224,103       525,602       396,852
         Valuation allowance                 831,000       238,000          --
                                         -----------   -----------   -----------

         Balance at end of period        $20,562,003   $21,325,605   $21,722,457
                                         ===========   ===========   ===========


(d)      Reconciliation of accumulated depreciation:

         Balance at beginning of period  $ 5,493,065   $ 6,187,738   $ 6,880,418
         Depreciation expense for period     694,673       692,680       713,609
                                         -----------   -----------   -----------

         Balance at end of period        $ 6,187,738   $ 6,880,418   $ 7,594,027
                                         ===========   ===========   ===========

         Depreciation calculated on 5-27.5 year lives.