Form 10-K, Exhibit 13
period 1996-12-31
GRIFFIN REAL ESTATE FUND V
filed 1997-03-31
CIK 760451

EXHIBIT 13

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                TABLE OF CONTENTS
                                                                           Page

Independent Auditor's Report..............................................  1

Balance Sheets, December 31, 1996 and 1995................................  2

Statements of Operations for the Years Ended
December 31, 1996, 1995 and 1994..........................................  3

Statements of Cash Flows for the Years
Ended December 31, 1996, 1995 and 1994....................................  4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1996, 1995 and 1994......................  5

Notes to Financial Statements............................................. 6-12

Financial Statement Schedules.............................................  12

       III  Real Estate and Accumulated Depreciation,
            December 31, 1996.............................................. 12


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.



                          INDEPENDENT AUDITOR'S REPORT


Griffin Real Estate Fund-V,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                              LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 14, 1997



                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                               1996                    1995
                                               ----                    ----
ASSETS

Cash and cash equivalents                 $   450,906            $    501,306
Escrow deposits                               200,490                 266,823
Receivables and other assets                   41,527                  43,091
                                           ----------              ----------
   Total                                      692,923                 811,220
                                           ----------              ----------

PROPERTY AND EQUIPMENT:
Land                                        3,046,000               3,046,000
Buildings and improvements                 17,646,870              17,088,531
Furniture and equipment                     1,592,170               1,587,926
                                           ----------              ----------
   Total                                   22,285,040              21,722,457
Less accumulated depreciation               8,325,543               7,594,027
                                           ----------              ----------
   Property and equipment - net            13,959,497              14,128,430
                                           ----------              ----------

Deferred expenses (net of accumulated
   amortization - 1996, $212,916;
   1995, $170,189)                            219,172                 261,898
                                           ----------              ----------

   TOTAL ASSETS                           $14,871,592            $ 15,201,548
                                          ===========              ==========


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES:
Accounts payable:
   Affiliate                              $     4,129            $     23,438
   Other                                       64,217                  88,828
Security deposits                             125,235                 117,687
Accrued expenses:
   Real estate taxes                          156,023                  97,737
   Interest                                    78,245                  79,716
Mortgage notes payable                     13,025,497              13,171,774
                                           ----------              ----------

   TOTAL LIABILITIES                       13,453,346              13,579,180
                                           ----------              ----------

PARTNERS' EQUITY (DEFICIT):
General Partner                              (210,793)               (208,891)
Limited Partners                            1,629,039               1,831,259
                                            ----------             ----------
   Total Partners' Equity (Deficit)         1,418,246               1,622,368
                                            ----------             ----------

TOTAL LIABILITIES AND PARTNERS'
EQUITY (DEFICIT)                          $14,871,592            $ 15,201,548
                                          ===========            ============

See Notes to Financial Statements



                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                            1996           1995         1994
                                            ----           ----         ----
REVENUES:
Rent (less vacancies:
   1996, $303,971; 1995, $183,893;
   1994, $174,401)                       $ 4,095,552    $4,042,288  $ 3,841,246
Interest                                      21,615        32,823       46,417
Recognition of deferred revenue                    -       246,635            -
Other                                         80,921        90,263      118,622
                                          ----------     ---------    ---------
   Total Revenues                          4,198,088     4,412,009    4,006,285
                                          ----------     ---------    ---------

EXPENSES:
Interest                                   1,136,293     1,307,610    1,052,718
Depreciation and amortization                774,243       747,572      717,988
Property valuation benefit                         -             -     (238,000)
Real estate taxes                            292,829       265,812       286,833
Repairs and maintenance                      659,340       670,600       650,585
Utilities                                    409,344       374,635       342,870
Salaries and employee benefits               604,706       606,840       574,465
Management fees:
   Related parties                           221,068       222,740       212,246
Administrative                               153,064       181,500       148,142
Insurance                                    107,848        94,854       115,771
Bad debts                                     27,900        64,025        18,569
Other                                          1,702         3,440        12,371
                                          ----------     ---------     ---------
   Total expenses                          4,388,337     4,539,628     3,894,558
                                          ----------     ---------     ---------

NET INCOME (LOSS)                        $  (190,249)  $  (127,619)  $   111,727
                                           ==========   ==========     =========



NET INCOME (LOSS) ALLOCATED
   TO GENERAL PARTNERS                   $    (1,902)  $    (1,276)  $     1,117
                                          ==========    ==========     =========

NET INCOME (LOSS) ALLOCATED
   TO LIMITED PARTNERS                   $  (188,347)  $  (126,343)  $   110,610
                                          ==========    ==========     =========

PER UNIT:
   NET INCOME (LOSS)                     $     (4.92)  $     (3.30)  $      2.89
                                          ==========    ==========     =========

See Notes to Financial Statements


                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                              1996         1995         1994
                                              ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                       $  (190,249)  $   (127,619)  $  111,727
   Adjustments to reconcile net
      income (loss) to net cash
      provided by operating
      activities:
         Recognition of
            deferred revenue                      -       (246,635)           -
Depreciation and
            amortization                    774,243        747,572      717,988
         Note receivable amortization             -         (1,473)     (11,698)
         Reduction in property valuation
            provision                             -              -     (238,000)
         Write-off of notes receivable            -         30,000             -
      Decrease (increase) in:
         Escrow deposits                     66,333         70,728      163,689
         Receivables and other assets         1,564         (1,063)     (13,431)
      Increase (decrease) in:
         Accounts payable                   (43,921)       (19,091)     (84,593)
         Security deposits                    7,548          5,175        9,574
         Accrued expenses                    56,815         19,944      (18,712)
                                         ----------     ----------    ----------
Net cash provided by
   operating activities                     672,333        477,538      636,544
                                         ----------     ----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property                    (562,583)      (396,852)    (525,602)
   Proceeds from Note Receivable                   -       310,466            -
                                          ----------    ----------    ----------
Net cash used by
   investing activities                    (562,583)      ( 86,386)    (525,602)
                                          ----------    ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments of finance fees                        -      (124,014)          -
   Principal payments on mortgage
      notes payable                        (146,277)       (72,722)    (61,976)
   Redemption of Partnership Units          (13,873)             -      (9,304)
                                          ----------    ----------    ---------
Net cash used by
   financing activities                    (160,150)      (196,736)    (71,280)
                                          ----------    ----------    ---------

INCREASE (DECREASE) IN CASH                 (50,400)       194,416      39,662

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                      501,306         306,890    267,228
                                         ----------       ---------  ----------
CASH AND CASH EQUIVALENTS
   - END OF YEAR                        $   450,906      $  501,306 $   306,890
                                         ==========       =========  ==========

CASH PAID FOR INTEREST                  $ 1,137,764      $1,283,734 $ 1,036,489
                                         ==========       =========  ==========

SUMMARY OF NON-CASH TRANSACTIONS:
   Proceeds from refinancing of
      mortgage note                     $         -     $ 3,245,000 $         -
   Payoff of mortgage note                        -      (3,056,000)          -
   Loan proceeds paid to
      fund escrows                                -        (189,000)          -
                                         ----------       --------- -----------
                                        $         -     $         - $         -
                                         ==========      ========== ===========

   Discount on note receivable          $         -     $         - $    48,365
   Adjustment of deferred revenue                 -               -     (48,365)
                                         ----------      ----------   ----------
                                        $         -     $         - $          0
                                         ==========      ==========   ==========

See Notes to Financial Statements



                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                 GENERAL        LIMITED
                                PARTNERS'      PARTNERS'
                                 EQUITY         EQUITY
                               (DEFICIT)       (DEFICIT)         TOTAL
                              -----------     -----------     -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1993          $  (208,732)    $ 1,856,296     $ 1,647,564

NET INCOME                          1,117         110,610         111,727

REDEMPTION OF TWENTY
   PARTNERSHIP UNITS                 --            (9,304)         (9,304)
                              -----------     -----------     -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1994             (207,615)      1,957,602       1,749,987

NET LOSS                           (1,276)       (126,343)       (127,619)
                              -----------     -----------     -----------

PARTNERS' EQUITY (DEFICIT)
   DECEMBER 31, 1995             (208,891)      1,831,259       1,622,368

NET LOSS                           (1,902)       (188,347)       (190,249)

REDEMPTION OF THIRTY
   PARTNERSHIP UNITS                 --           (13,873)        (13,873)
                              -----------     -----------     -----------

PARTNERS' EQUITY (DEFICIT)
  DECEMBER 31, 1996           $  (210,793)    $ 1,629,039     $ 1,418,246
                              ===========     ===========     ===========

See Notes to Financial Statements



                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

  1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-V, A Limited
        Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on March 4, 1986, at which time 38,346 units had been sold at a cost of $500 per unit. At December 31, 1996 there are 38,346 limited partnership units authorized and 38,246 limited partnership units outstanding.

      Sale of Property - Griffin Ravenwood Joint Venture is currently under a
        $3,450,000 purchase agreement dated February 11, 1997 for the sale of Ravenwood Apartments. The Partnership's share of this purchase price will be $2,415,000. The anticipated closing date of this purchase agreement is April 15, 1997. Estimated closing costs of $140,500 are associated with this purchase agreement of which the Partnership's obligation would be $98,350.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $450,906 and $501,306 at December 31, 1996 and 1995 respectively, consist of bank deposits and government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

      The Limited Partnership Agreement and Certificate of Limited Partnership
        (Partnership Agreement) contains certain provisions, among others, described as follows:

         . The management and general responsibility of operating the Partnership business shall be vested exclusively in the General Partner.

         . Profits and losses, other than from refinancing or from the sale of Partnership properties, are allocated 99% to the limited partners and 1% to the General Partner.

         . Cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the General Partner.

         . Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the General Partner receiving at least 1% of the distributions:

                  .. First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

                  .. Second, any unpaid real estate commissions due to the General Partner on the resale of the Partnership properties;

         .. Third, any remaining balance, 85% to the limited partners and 15% to the General Partner.

         . The Partnership will terminate on December 31, 2025 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

  3.  MORTGAGE NOTES PAYABLE

      Mortgage notes payable consist of the following at December 31:

                                                                    1996               1995
                                                                    ----               ----
      Mortgage note (Country Club Apartments)
         monthly installments of principal and
        interest (7.936% at December 31, 1996)
         due November 1, 2005                                   $ 3,198,357        $ 3,241,552
      Mortgage note (Savannah Oaks Apartments)
         monthly installments of principal and
         interest (9.25% at December 31, 1996)
         due February 15, 2000                                    4,295,712          4,344,294
      Mortgage note (Desert Pines Apartments),
         varying monthly installments of principal
         and interest (8.37% at December 31, 1996)
         due October 1998                                         3,407,907          3,445,827
      Mortgage Note (Ravenwood Apartments)
         monthly installments of principal and interest
         (9.475% at December 31, 1996), due January 2004.
         The Partnership's share of the debt
         is 70% (See note 9)                                      2,123,521          2,140,101
                                                                -----------        -----------

      Total mortgage notes payable                              $13,025,497        $13,171,774
                                                                ===========        ===========

      All property is pledged as collateral to the mortgage notes payable. Future principal maturities are as follows:

         1997                                              $   165,135
         1998                                                3,490,524
         1999                                                  141,050
         2000                                                4,203,620
         2001                                                   90,871
         Later                                               4,934,297
                                                            ----------

            Total                                          $13,025,497

      On October 24, 1995, the Partnership refinanced Country Club Apartments.
        The refinanced loan of $3,245,000 requires monthly installments of principal and interest ($24,908 beginning December 1, 1995) with payments based on a fixed interest rate of 7.936% until it matures on November 1, 2005. This loan is subject to a yield maintenance prepayment penalty with a minimum 1% prepayment penalty until the final 90 days of the loan, at which time there is no penalty.

      On June 16, 1995 the Savannah Oaks Mortgage note was modified for the third time to allow interest only payments of $40,951 at 11.2625% through July 15, 1995 at which time the interest rate was changed to 9.25%. On August 15, 1995, a new monthly payment of principal and interest of $37,367 began and continues to the new maturity date of February 15, 2000. All cash flow after payment of normal operating expenses and debt service were placed in an escrow account for future capital improvements as a result of Savannah Oaks second mortgage note modification during January 1993.

      On December 9, 1993, the Partnership refinanced Ravenwood Apartments. The refinanced loan of $3,105,500 requires monthly installments of principal and interest of $20,870 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date, due 2004. (The Partnership share of the debt is 70% -see note 9).

      All of the above debt is non-recourse to the individual partners.

  4.  FORECLOSURE

      In September 1991, a foreclosure action in relation to Lantern Square
        Apartments was commenced against the Partnership by the second mortgage holder. An agreement was reached whereby the Partnership transferred title to the property and was relieved of all liabilities related to the property. In addition, the Partnership received a note receivable from the second mortgage holder for $354,000 secured by a mortgage on the property. The note called for interest to accrue at 2% from October 1, 1991 through October 1, 1993, with such interest to be added to the principal balance. Thereafter, the Partnership was to receive monthly interest only payments at varying rates until the note matured on June 20, 1995. This note was discounted at December 31, 1994 and 1993 to $246,635 and $295,000, respectively, to reflect prevailing market interest rates. Amortization of $1,473 and $11,698 was included in interest income at December 31, 1995 and 1994 respectively. The foreclosure resulted in $295,000 of deferred revenue and an extraordinary loss of $72,488.

      During January, 1995, the Partnership received payment on this note receivable. Due to the note repayment prior to the maturity date, a discount of $48,365 was given. The note receivable balance and the related deferred revenue at December 31, 1994 reflects this discount. Deferred revenue in the amount of $246,635 has been recognized in 1995.

  5.  VALUATION ALLOWANCE

      As of December 31, 1996 and 1995, no valuation allowance has been recorded on any of the Partnership's real property investments. A property valuation benefit of $238,000 were recorded at December 31, 1994 related to management's reduction of the allowance. The valuation allowance is the difference between the net book value of the property and an estimated sales value (net of sales costs). Upon analysis, no allowance was considered necessary at December 31, 1996 and 1995.

  6.  RELATED PARTY TRANSACTIONS

      The partners of Griffin Equity Partners and the shareholder of Guardian
        Investment Corporation, the general partners of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:


                                                           1996                  1995               1994
                                                           ----                  ----               ----

      Property management fees                            $   221,068          $   222,740        $   212,246
      Major improvement
         supervisory fees                                      83,307               78,018             76,680



  7.  PARTNERS' EQUITY (DEFICIT) RECONCILIATION
                                                           1996                  1995                1994
                                                           ----                  ----                ----

      Equity per financial statements                     $ 1,418,246          $ 1,622,368        $ 1,749,987
      Cumulative excess of tax
         depreciation over financial
         statement depreciation                            (2,355,413)         (2,338,483)        (2,313,897)
      Additional interest income on
         note receivable for financial
         statement purposes                                         -                   -            (33,323)
      Interest income not recorded
         for tax purposes                                           -                   -            (14,811)
      Accrued real estate taxes not
         deducted for tax purposes                             80,693              25,531             23,086
      Prepaid rent recognized as
         income for tax purposes                               12,233              12,038             10,910
                                                            ---------           ---------          ---------
      Deficit per tax return                              $  (844,241)         $ (678,546)        $ (578,048)
                                                            =========           ==========         =========


  8.  TAXABLE LOSS

      The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                                            1996                  1995              1994
                                                            ----                  ----              ----
      Net income (loss) per
         financial statements                             $ (190,249)         $  (127,619)       $   111,727
      Property valuation
         benefit recorded                                          -                    -           (238,000)
      Tax depreciation in excess of
         financial statement
         depreciation                                        (16,930)             (24,586)           (69,949)
      Accrued real estate taxes not
         deducted for tax purposes                            80,693               25,531             23,086
      Tax deduction for real estate
         taxes in excess of financial
         statement expense                                   (25,531)             (23,086)           (91,758)
      Additional interest income on
         note receivable for tax purposes                          -               48,198                  -
      Additional interest income on
         note receivable for financial
         statement purposes                                        -                    -             (11,698)
      Other                                                      195                1,064              (5,766)
                                                            --------            ---------            ---------
            Taxable loss                                  $ (151,822)         $  (100,498)       $   (282,358)
                                                            ========            =========           =========



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

      Summarized financial information for the Ravenwood Joint Venture for the years ended December 31,:

                                                              1996                1995               1994
                                                              ----                ----               ----
      Balance Sheet-
      Property and equipment - net                        $ 2,432,944         $ 2,587,018        $ 2,721,963
      Other Assets                                            253,408             259,306            293,503
                                                            ---------           ---------           ---------

         Total Assets                                     $ 2,686,352         $ 2,846,324        $ 3,015,466
                                                            =========           =========          =========

      Mortgage notes payable                              $ 3,033,601         $ 3,057,287        $ 3,079,538
      Other liabilities                                       146,975             142,275            120,178
      Partners' deficit                                      (494,224)           (353,238)          (184,250)
                                                            ---------           ---------          ---------
         Total Liabilities and
            Partners' Deficit                             $ 2,686,352         $ 2,846,324        $ 3,015,466
                                                            =========           =========          =========

      Statements of Operations
      Operating revenues                                  $   885,376         $   908,746        $   933,863
      Operating expenses                                    1,056,362           1,077,734            998,383
                                                            ---------           ---------          ---------

         Net Loss                                         $  (170,986)        $  (168,988)       $   (64,520)
                                                            =========           =========          =========


      The Partnership accounts for its 70% interest in the joint venture by including its 70% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rata accounting is appropriate since the controlling majority of each of the general partners of the joint venture owners consists of the same individuals.


                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1996


                                                       Costs
                                                    Capitalized
                                                    Subsequent
                                Initial Cost to         to           Gross Amount at Which Carried
                                Partnership (a)     Acquisition        at Close of Period (b) (c)
                                -------------------------------     ------------------------------
                                                                                                                    Date
                                           Bldgs/     Land/Bldg               Buildings               Accumulated    of      Date
Description     Encumbrances   Land       Improve      Improve       Land     & Improve       Total    Deprec. (d)  Const  Acquired
-----------     ------------   ----       -------      -------       ----     ---------       -----    -----------  ----- ---------

CINCINNATI, OH
 Ravenwood Apts   $2,123,521  $  322,000 $ 2,484,825  $  322,554  $  322,000  $2,807,379   $3,129,379  $1,426,319   1973    04/30/85

MARIETTA, GA
 Savannah Oaks
 Apartments        4,295,712   1,239,000   5,009,028     793,127   1,239,000   5,802,155    7,041,155   2,469,878   1973    09/30/86

TUCSON, AZ
 Desert Pines
 Apartments        3,407,907   1,225,000   4,290,612   1,497,356   1,225,000   5,787,968     7,012,968  2,303,292   1973    02/02/87

ANDERSON, SC
 Country Club
 Apartments        3,198,357     260,000   4,195,025     646,513     260,000   4,841,538     5,101,538  2,126,054   1973    05/14/86
                   ---------   ---------  ----------   ---------   ---------  ----------    ----------  ---------

         Total   $13,025,497  $3,046,000 $15,979,490  $3,259,550  $3,046,000 $19,239,040   $22,285,040 $8,325,543
                  ==========   =========  ==========   =========   =========  ==========    ==========  =========



 (a) The cost to the Partnership represents the original purchase price of the properties.

 (b) The aggregate cost of real estate owned at December 31, 1996 is the same for financial statement purposes as it is for tax purposes, with the aggregate total being $22,285,040.

 (c)     Reconciliation of property:

                                                          1994                  1995                   1996
                                                       -----------           ----------            -----------

         Balance at beginning of period                $20,562,003           $21,325,605           $21,722,457
         Additions during period
                 Improvements                              525,602               396,852               562,583
         Valuation allowance                               238,000                     -                     -
                                                        ----------            ----------            ----------

         Balance at end of period                      $21,325,605           $21,722,457           $22,285,040
                                                        ==========            ==========            ==========


(d)      Reconciliation of accumulated depreciation:

         Balance at beginning of period                $ 6,187,738           $ 6,880,418           $ 7,594,027
         Depreciation expense for period                   692,680               713,609               731,516
                                                        ----------            ----------            ----------

         Balance at end of period                      $ 6,880,418           $ 7,594,027           $ 8,325,543
                                                        ==========            ==========            ==========


Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.