Form 10-K, Exhibit 13
period 1997-12-31
GRIFFIN REAL ESTATE FUND V
filed 1998-03-30
CIK 760451

EXHIBIT 13

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                TABLE OF CONTENTS
                                                                            Page

Independent Auditor's Report.............................................    1

Balance Sheets, December 31, 1997 and 1996...............................    2

Statements of Operations for the Years Ended
December 31, 1997, 1996 and 1995.........................................    3

Statements of Cash Flows for the Years
Ended December 31, 1997, 1996 and 1995...................................    4

Statements of Changes in Partners' Equity
for the Years Ended December 31, 1997, 1996 and 1995.....................    5

Notes to Financial Statements............................................ 6-11

Financial Statement Schedules............................................   12

        III  Real Estate and Accumulated Depreciation,
          December 31, 1997..............................................   12


All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-V,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1997 and 1996, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.



                                     LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 10, 1998

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                 1997                1996
                                             ------------        ------------
ASSETS

Cash and cash equivalents                    $    575,355        $    450,906
Escrow deposits                                    34,853             200,490
Receivables and other assets                       33,813              41,527
                                             ------------        ------------
    Total                                         644,021             692,923
                                             ------------        ------------

PROPERTY AND EQUIPMENT:
Land                                            2,724,000           3,046,000
Buildings and improvements                     15,460,116          17,646,870
Furniture and equipment                         1,313,087           1,592,170
                                             ------------        ------------
    Total                                      19,497,203          22,285,040
Less accumulated depreciation                   7,528,717           8,325,543
                                             ------------        ------------
    Property and equipment - net               11,968,486          13,959,497
                                             ------------        ------------

Deferred expenses (net of accumulated
    amortization - 1997, $218,073;
    1996, $212,916)                               122,008             219,172
                                             ------------        ------------
    TOTAL ASSETS                             $ 12,734,515        $ 14,871,592
                                             ============        ============


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
Accounts payable:
    Affiliate                                $      1,422        $      4,129
    Other                                          58,016              64,217
Security deposits                                 110,468             125,235
Accrued expenses:
    Real estate taxes                              49,519             156,023
    Interest                                       60,165              78,245
Mortgage notes payable                         10,761,037          13,025,497
                                             ------------        ------------

    TOTAL LIABILITIES                          11,040,627          13,453,346
                                             ------------        ------------

PARTNERS' EQUITY:
General Partner                                     2,560            (210,793)
Limited Partners                                1,691,328           1,629,039
                                             ------------        ------------
    Total Partners' Equity                      1,693,888           1,418,246
                                             ------------        ------------
TOTAL LIABILITIES AND PARTNERS'
EQUITY                                       $ 12,734,515        $ 14,871,592
                                             ============        ============

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                               1997               1996                1995
                                           -----------        -----------         -----------
REVENUES:
Rent (less vacancies:
    1997, $362,886; 1996, $303,971;
    1995, $183,893)                        $ 3,767,882        $ 4,095,552         $ 4,042,288
Interest                                        25,144             21,615              32,823
Recognition of deferred revenue                   --                 --               246,635
Gain on sale of property
    and equipment                              673,909               --                  --
Other                                           70,978             80,921              90,263
                                           -----------        -----------         -----------
    Total Revenues                           4,537,913          4,198,088           4,412,009
                                           -----------        -----------         -----------

EXPENSES:
Interest                                     1,025,494          1,136,293           1,307,610
Depreciation and amortization                  775,133            774,243             747,572
Real estate taxes                              226,621            292,829             265,812
Repairs and maintenance                        606,816            659,340             670,600
Utilities                                      425,709            409,344             374,635
Salaries and employee benefits                 535,187            604,706             606,840
Management fees:
    Related parties                            209,951            221,068             222,740
Administrative                                 134,295            153,064             181,500
Insurance                                       97,269            107,848              94,854
Bad debts                                       31,589             27,900              64,025
Other                                            1,045              1,702               3,440
                                           -----------        -----------         -----------
    Total expenses                           4,069,109          4,388,337           4,539,628
                                           -----------        -----------         -----------

NET INCOME (LOSS)                          $   468,804        $  (190,249)        $  (127,619)
                                           ===========        ===========         ===========

NET INCOME (LOSS) ALLOCATED
    TO GENERAL PARTNERS                    $   215,285        $    (1,902)        $    (1,276)
                                           ===========        ===========         ===========

NET INCOME (LOSS) ALLOCATED
    TO LIMITED PARTNERS                    $   253,519        $  (188,347)        $  (126,343)
                                           ===========        ===========         ===========

PER UNIT:
    NET INCOME (LOSS)                      $      6.63        $     (4.92)        $     (3.30)
                                           ===========        ===========         ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                       1997               1996                 1995
                                                   -----------         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                  $   468,804         $  (190,249)        $  (127,619)
    Adjustments to reconcile net
        income (loss) to net cash
        provided by operating activities:
            Gain on sale of property
                and equipment                         (673,909)               --                  --
            Recognition of deferred revenue               --                  --              (246,635)
            Depreciation and amortization              775,133             774,243             747,572
            Note receivable amortization                  --                  --                (1,473)
            Write-off of notes receivable                 --                  --                30,000
        Decrease (increase) in:
            Escrow deposits                            165,637              66,333              70,728
            Receivables and other assets                 7,714               1,564              (1,063)
        Increase (decrease) in:
            Accounts payable                            (8,908)            (43,921)            (19,091)
            Security deposits                          (14,767)              7,548               5,175
            Accrued expenses                          (124,584)             56,815              19,944
                                                   -----------         -----------         -----------
Net cash provided by
    operating activities                               595,120             672,333             477,538
                                                   -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property                              (341,542)           (562,583)           (396,852)
    Proceeds from sale of property
        and equipment                                2,328,493                --                  --
    Proceeds from Note Receivable                         --                  --               310,466
                                                   -----------         -----------         -----------
Net cash provided (used) by
    investing activities                             1,986,951            (562,583)            (86,386)
                                                   -----------         -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments of finance fees                              --                  --              (124,014)
    Distributions to partners                         (193,162)               --                  --
    Principal payments on mortgage
        notes payable                               (2,264,460)           (146,277)            (72,722)
    Redemption of Partnership Units                       --               (13,873)               --
                                                   -----------         -----------         -----------
Net cash used by
    financing activities                            (2,457,622)           (160,150)           (196,736)
                                                   -----------         -----------         -----------
INCREASE (DECREASE) IN CASH                            124,449             (50,400)            194,416

CASH AND CASH EQUIVALENTS
    - BEGINNING OF YEAR                                450,906             501,306             306,890
                                                   -----------         -----------         -----------
CASH AND CASH EQUIVALENTS
    - END OF YEAR                                  $   575,355         $   450,906         $   501,306
                                                   ===========         ===========         ===========
CASH PAID FOR INTEREST                             $ 1,043,574         $ 1,137,764         $ 1,283,734
                                                   ===========         ===========         ===========

SUMMARY OF NON-CASH TRANSACTIONS:
    Proceeds from refinancing of
        mortgage note                              $      --           $      --           $ 3,245,000
    Payoff of mortgage note                               --                  --            (3,056,000)
    Loan proceeds paid to
        fund escrows                                      --                  --              (189,000)
                                                   -----------         -----------         -----------
                                                   $      --           $      --           $      --
                                                   ===========         ===========         ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                     GENERAL             LIMITED
                                    PARTNERS'           PARTNERS'
                                     EQUITY              EQUITY
                                    (DEFICIT)           (DEFICIT)            TOTAL
                                  -----------         -----------         -----------
PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1994             $  (207,615)        $ 1,957,602         $ 1,749,987

NET LOSS                               (1,276)           (126,343)           (127,619)
                                  -----------         -----------         -----------

PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1995                (208,891)          1,831,259           1,622,368

NET LOSS                               (1,902)           (188,347)           (190,249)

REDEMPTION OF THIRTY
    PARTNERSHIP UNITS                    --               (13,873)            (13,873)
                                  -----------         -----------         -----------

PARTNERS' EQUITY (DEFICIT)
  DECEMBER 31, 1996                  (210,793)          1,629,039           1,418,246

NET INCOME                            215,285             253,519             468,804

DISTRIBUTIONS                          (1,932)           (191,230)           (193,162)
                                  -----------         -----------         -----------

PARTNERS' EQUITY
    DECEMBER 31, 1997             $     2,560         $ 1,691,328         $ 1,693,888
                                  ===========         ===========         ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-V, A Limited
         Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on March 4, 1986, at which time 38,346 units had been sold at a cost of $500 per unit. At December 31, 1997 there are 38,346 limited partnership units authorized and 38,246 limited partnership units outstanding.

      Sale of Property - Griffin Ravenwood Joint Venture sold Ravenwood
         Apartments on June 16, 1997 for $3,450,000. The Partnership's share of this sales price was $2,415,000. Closing costs of $123,579 were associated with this sale, of which the Partnership's obligation was $86,505.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $575,355 and $450,906 at December 31, 1997 and 1996 respectively, consist of bank deposits and government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

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

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENT
                        DECEMBER 31, 1997, 1996 AND 1995

      ** Third, any remaining balance, 85% to the limited partners and 15% to the General Partner.

      * The Partnership will terminate on December 31, 2025 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable consist of the following at December 31:

                                                                1997            1996
                                                                ----            ----
      Mortgage note (Country Club Apartments)
          monthly installments of principal and
          interest (7.936% at December 31, 1997)
          due November 1, 2005                                $3,151,606    $ 3,198,357
      Mortgage note (Savannah Oaks Apartments)
          monthly installments of principal and
          interest (9.25% at December 31, 1997)
          due February 15, 2000                                4,242,440      4,295,712
      Mortgage note (Desert Pines Apartments),
          varying monthly installments of principal
          and interest (8.35% at December 31, 1997)
          due October 1998                                     3,366,991      3,407,907
      Mortgage Note (Ravenwood Apartments)
          monthly installments of principal and interest
          (9.225% at June 16, 1997).
          The Partnership's share of the debt
          was 70% (See note 9)                                         -      2,123,521
                                                             -----------    -----------

      Total mortgage notes payable                           $10,761,037    $13,025,497
                                                             ===========    ===========

      All property is pledged as collateral to the mortgage notes payable.
         Future principal maturities are as follows:

            1998                                  $ 3,476,004
            1999                                      118,816
            2000                                    4,179,246
            2001                                       64,150
            2002                                       69,430
            Later                                   2,853,391
                                                  -----------

                Total                             $10,761,037
                                                  ===========

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

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

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

      The Ravenwood loan of $3,105,500 required monthly installments of principal and interest of $20,870 beginning February 1, 1994 with possible interest rate adjustments every six months limited to 1% per adjustment date. This mortgage note was paid off upon the sale of Ravenwood Apartments on June 16, 1997. (The Partnership share of the debt is 70% -see note 9).

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

      During January, 1995, the Partnership received payment on this note receivable. Due to the note repayment prior to the maturity date, a discount of $48,365 was given. The note receivable balance and the related deferred revenue at December 31, 1994 reflected this discount. Deferred revenue in the amount of $246,635 has been recognized in 1995.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

5.    RELATED PARTY TRANSACTIONS

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

                                                      1997               1996             1995
                                                      ----               ----             ----
        Property management fees                     $ 209,951        $  221,068       $   222,740
        Major improvement
            supervisory fees                            57,649            83,307            78,018

6.    PARTNERS' EQUITY (DEFICIT) RECONCILIATION

                                                        1997            1996               1995
                                                        ----            ----               ----
        Equity per financial statements            $ 1,693,888       $ 1,418,246       $ 1,622,368
        Cumulative excess of tax
            depreciation over financial
            statement depreciation                  (1,700,645)       (2,355,413)       (2,338,483)
        Accrued real estate taxes not
            deducted for tax purposes                        -            80,693            25,531
        Prepaid rent recognized as
            income for tax purposes                      6,804            12,233            12,038
                                                   -----------        ----------       -----------
        Equity (deficit) per tax return            $        47       $  (844,241)      $  (678,546)
                                                   ===========       ===========       ===========

7.    TAXABLE INCOME (LOSS)

      The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                                       1997                1996            1995
                                                       ----                ----            ----
        Net income (loss) per
            financial statements                   $   468,804       $  (190,249)      $  (127,619)
        Tax depreciation in excess of
            financial statement depreciation           (18,134)          (16,930)          (24,586)
        Gain on sale of property and
            equipment for tax purposes in
            excess of financial statement gain         672,903                 -                 -
        Accrued real estate taxes not
            deducted for tax purposes                        -            80,693            25,531
        Tax deduction for real estate
            taxes in excess of financial
            statement expense                          (80,693)          (25,531)          (23,086)
        Additional interest income on
            note receivable for tax purposes                 -                 -            48,198
        Other
                                                        (5,430)              195             1,064
                                                   -----------       -----------       -----------
                Taxable Income (loss)              $ 1,037,450       $  (151,822)      $  (100,498)
                                                   ===========       ===========       ===========

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

8.    JOINT VENTURE

      On April 26, 1985, Griffin Real Estate Fund-V entered into a joint venture with Griffin Real Estate Fund-IV for the purpose of purchasing Ravenwood Apartments, with Griffin Real Estate Fund-V designated as the managing partner. Griffin Real Estate Fund-IV contributed $330,000 (30%) and Griffin Real Estate Fund-V contributed $770,000 (70%) to the venture. All allocations of cash flow, tax consequences, expenses, and contributions are in the ratio of 30% to 70%. After the sale of Ravenwood Apartments on June 16, 1997, the joint venture terminated as of December 31, 1997.

      Summarized financial information for the Ravenwood Joint Venture for the years ended December 31,:

                                            1997           1996            1995
                                            ----           ----            ----
        Balance Sheet-
        Property and equipment - net    $      --      $ 2,432,944     $ 2,587,018
        Other Assets                           --          253,408         259,306
                                        -----------    -----------     -----------

            Total Assets                $      --      $ 2,686,352     $ 2,846,324
                                        ===========    ===========     ===========

        Mortgage notes payable          $      --      $ 3,033,601     $ 3,057,287
        Other liabilities                      --          146,975         142,275
        Partners' deficit                      --         (494,224)       (353,238)
                                        -----------    -----------     -----------
            Total Liabilities and
                Partners' Deficit       $      --      $ 2,686,352     $ 2,846,324
                                        ===========    ===========     ===========

        Statements of Operations
        Operating revenues              $ 1,361,033    $   885,376     $   908,746
        Operating expenses                  567,307      1,056,362       1,077,734
                                        -----------    -----------     -----------

            Net Income (Loss)           $   793,726    $  (170,986)    $  (168,988)
                                        ===========    ===========     ===========

The Partnership accounted for its 70% interest in the joint venture by including its 70% share of the joint venture assets, liabilities and operations in the Partnership financial statements. Such pro rata accounting was appropriate since the controlling majority of each of the general partners of the joint venture owners consisted of the same individuals.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1997

                                                      Costs
                                                    Capitalized
                                                    Subsequent
                               Initial Cost to          to          Gross Amount at Which Carried
                               Partnership (a)      Acquisition      at Close of Period (b) (c)
                            ----------------------------------- -----------------------------------               Date
                                          Bldgs/     Land/Bldg               Buildings               Accumulated   of      Date
Description    Encumbrances    Land       Improve     Improve      Land      & Improve     Total     Deprec. (d)  Const  Acquired
-----------     ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------  ------  --------
MARIETTA, GA
 Savannah Oaks
 Apartments     $ 4,242,440 $ 1,239,000 $ 5,009,028 $   850,037 $ 1,239,000 $ 5,859,065 $ 7,098,065  $ 2,697,283  1973   09/30/86

TUCSON, AZ
 Desert Pines
 Apartments       3,366,991   1,225,000   4,290,612   1,752,744   1,225,000   6,043,356   7,268,356    2,525,009  1973   02/02/87

ANDERSON, SC
 Country Club
 Apartments       3,151,606     260,000   4,195,025     675,757     260,000   4,870,782   5,130,782    2,306,425  1973   05/14/86
                ----------- ----------- ----------- ----------- ----------- ----------- ----------- ------------

         Total  $10,761,037 $ 2,724,000 $13,494,665 $ 3,278,538 $ 2,724,000 $16,773,203 $19,497,203 $  7,528,717
                =========== =========== =========== =========== =========== =========== =========== ============



(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1997 is the same for financial statement purposes as it is for tax purposes, with the aggregate total being $19,497,203.

(c) Reconciliation of property:

                                                          1995                    1996                   1997
                                                      -----------              -----------          -------------
    Balance at beginning of period                    $21,325,605              $21,722,457          $ 22,285,040
    Additions during period
            Improvements                                  396,852                  562,583               341,542
    Dispositions                                                -                        -            (3,129,379)
                                                      -----------              -----------          -------------

    Balance at end of period                          $21,722,457              $22,285,040          $ 19,497,203
                                                      ===========              ===========          ============

(d) Reconciliation of accumulated depreciation:

    Balance at beginning of period                    $ 6,880,418              $ 7,594,027          $  8,325,543
    Depreciation expense for period                       713,609                  731,516               677,969
    Dispositions                                                -                        -            (1,474,795)
                                                      -----------              -----------          -----------
 Balance at end of period                             $ 7,594,027              $ 8,325,543          $  7,528,717
                                                      ===========              ===========          ===========

    Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.