Form 10-K, Exhibit 13
period 1998-12-31
GRIFFIN REAL ESTATE FUND V
filed 1999-03-25
CIK 760451

EXHIBIT 13

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                TABLE OF CONTENTS
                                                                            Page

Independent Auditor's Report .................................................1

Balance Sheets, December 31, 1998 and 1997 ...................................2

Statements of Operations for the Years Ended
December 31, 1998, 1997 and 1996 .............................................3

Statements of Cash Flows for the Years
Ended December 31, 1998, 1997 and 1996 .......................................4

Statements of Changes in Partners' Equity
for the Years Ended December 31, 1998, 1997 and 1996 .........................5

Notes to Financial Statements .............................................6-11

Financial Statement Schedules ...............................................12

      III   Real Estate and Accumulated Depreciation,
            December 31, 1998................................................12


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-V,
A Limited Partnership
Minneapolis, Minnesota

We have audited the accompanying balance sheets of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1998 and 1997, and the related statements of operations, changes in partners' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-V, A Limited Partnership, as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 and Note 5 to the financial statements, the Partnership sold its remaining property on February 12, 1999 and was liquidated on March 15, 1999.



                                              LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 5, 1999, except
for Note 1 as to
which the date is March 15, 1999

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                  1998                 1997
                                              -----------          -----------
ASSETS
------

Cash and cash equivalents                     $   263,575          $   575,355
Escrow deposits                                    76,013               34,853
Receivables and other assets                       29,916               33,813
                                              -----------          -----------
    Total                                         369,504              644,021
                                              -----------          -----------

PROPERTY AND EQUIPMENT:
Land                                              260,000            2,724,000
Buildings and improvements                      4,502,679           15,460,116
Furniture and equipment                           368,102            1,313,087
                                              -----------          -----------
    Total                                       5,130,781           19,497,203
Less accumulated depreciation                   2,487,382            7,528,717
                                              -----------          -----------
    Property and equipment - net                2,643,399           11,968,486
                                              -----------          -----------

Deferred expenses (net of accumulated
    amortization - 1998, $37,300;
    1997, $218,073)                                77,472              122,008
                                              -----------          -----------
TOTAL ASSETS                                  $ 3,090,375          $12,734,515
                                              ===========          ===========


LIABILITIES AND PARTNERS' EQUITY
--------------------------------

LIABILITIES:
Accounts payable:
    Affiliate                                 $     2,725          $     1,422
    Other                                         107,751               58,016
Security deposits                                  21,138              110,468
Accrued expenses:
    Real estate taxes                                  --               49,519
    Interest                                       20,508               60,165
Mortgage notes payable                          3,101,007           10,761,037
                                              -----------          -----------

    TOTAL LIABILITIES                           3,253,129           11,040,627
                                              -----------          -----------

PARTNERS' EQUITY (DEFICIT):
General Partner                                    (1,628)               2,560
Limited Partners                                 (161,126)           1,691,328
                                              -----------          -----------
    Total Partners' Equity (DEFICIT)             (162,754)           1,693,888
                                              -----------          -----------

TOTAL LIABILITIES AND PARTNERS'
EQUITY                                        $ 3,090,375          $12,734,515
                                              ===========          ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                             1998              1997             1996
                                         -----------       -----------      -----------
REVENUES:
Rent (less vacancies:
    1998, $236,512; 1997, $362,886;
    1996, $303,971)                      $ 2,516,515       $ 3,767,882      $ 4,095,552
Interest                                      34,435            25,144           21,615
Gain on sale of property
    and equipment                          5,339,863           673,909               --
Other                                         59,973            70,978           80,921
                                         -----------       -----------      -----------
    Total Revenues                         7,950,786         4,537,913        4,198,088
                                         -----------       -----------      -----------

EXPENSES:
Interest                                     687,762         1,025,494        1,136,293
Depreciation and amortization                467,567           775,133          774,243
Real estate taxes                            183,637           226,621          292,829
Repairs and maintenance                      373,986           606,816          659,340
Utilities                                    269,805           425,709          409,344
Salaries and employee benefits               394,936           535,187          604,706
Management fees:
    Related parties                          192,953           209,951          221,068
Administrative                               109,550           134,295          153,064
Insurance                                     53,432            97,269          107,848
Bad debts                                     11,194            31,589           27,900
Other                                          5,831             1,045            1,702
                                         -----------       -----------      -----------
    Total expenses                         2,750,653         4,069,109        4,388,337
                                         -----------       -----------      -----------

NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                       5,200,133           468,804         (190,249)

EXTRAORDINARY ITEM -
  LOSS ON DEBT EXTINGUISHMENT               (294,229)               --               --
                                         -----------       -----------      -----------

NET INCOME (LOSS)                        $ 4,905,904       $   468,804      $  (190,249)
                                         ===========       ===========      ===========



NET INCOME (LOSS) ALLOCATED
    TO GENERAL PARTNERS                  $    77,932       $   215,285      $    (1,902)
                                         ===========       ===========      ===========

NET INCOME (LOSS) ALLOCATED
    TO LIMITED PARTNERS                  $ 4,827,972       $   253,519      $  (188,347)
                                         ===========       ===========      ===========

PER UNIT:
  NET INCOME (LOSS) BEFORE
  EXTRAORDINARY ITEM                     $    133.85      $       6.63      $     (4.92)

  EXTRAORDINARY ITEM                           (7.62)               --               --
                                         -----------       -----------      -----------

NET INCOME (LOSS)                        $    126.23      $       6.63      $     (4.92)
                                         ===========       ===========      ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                       1998               1997               1996
                                                   ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                  $  4,905,904       $    468,804       $   (190,249)
    Adjustments to reconcile net
        income (loss) to net cash
        provided by operating activities:
            Gain on sale of properties
                and equipment                        (5,339,863)          (673,909)                --
            Extraordinary item - Loss
                on debt extinguishment                  294,229                 --                 --
            Depreciation and amortization               467,567            775,133            774,243
            Decrease (increase) in:
            Escrow deposits                             (41,160)           165,637             66,333
            Receivables and other assets                  3,900              7,714              1,564
        Increase (decrease) in:
            Accounts payable                             51,038             (8,908)           (43,921)
            Security deposits                           (89,330)           (14,767)             7,548
            Accrued expenses                            (89,176)          (124,584)            56,815
                                                   ------------       ------------       ------------

Net cash provided by
    operating activities                                163,109            595,120            672,333
                                                   ------------       ------------       ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of property                                (12,179)          (341,542)          (562,583)
    Proceeds from sale of property
        and equipment                                14,234,904          2,328,493                 --
                                                   ------------       ------------       ------------
Net cash provided (used) by
    investing activities                             14,222,725          1,986,951           (562,583)
                                                   ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Distributions to partners                        (6,762,546)          (193,162)                --
    Principal payments on mortgage
        notes payable                                (7,660,030)        (2,264,460)          (146,277)
    Prepayment penalty on mortgage
        note                                           (275,038)                --                 --
    Redemption of Partnership Units                          --                 --            (13,873)
                                                   ------------       ------------       ------------

Net cash used by
    financing activities                            (14,697,614)        (2,457,622)          (160,150)
                                                   ------------       ------------       ------------

INCREASE (DECREASE) IN CASH                            (311,780)           124,449            (50,400)


CASH AND CASH EQUIVALENTS
    - BEGINNING OF YEAR                                 575,355            450,906            501,306
                                                   ------------       ------------       ------------
CASH AND CASH EQUIVALENTS
    - END OF YEAR                                  $    263,575       $    575,355       $    450,906
                                                   ============       ============       ============

CASH PAID FOR INTEREST                             $    727,419       $  1,043,574       $  1,137,764
                                                   ============       ============       ============

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
               STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                  GENERAL           LIMITED
                                 PARTNERS'         PARTNERS'
                                   EQUITY            EQUITY
                                 (DEFICIT)         (DEFICIT)           TOTAL
                                -----------       -----------       -----------

PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1995           $  (208,891)      $ 1,831,259       $ 1,622,368

NET LOSS                             (1,902)         (188,347)         (190,249)

REDEMPTION OF THIRTY
    PARTNERSHIP UNITS                    --           (13,873)          (13,873)
                                -----------       -----------       -----------
PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1996              (210,793)        1,629,039         1,418,246

NET INCOME                          215,285           253,519           468,804

DISTRIBUTIONS                        (1,932)         (191,230)         (193,162)
                                -----------       -----------       -----------
PARTNERS' EQUITY
    DECEMBER 31, 1997                 2,560         1,691,328         1,693,888

NET INCOME                           77,932         4,827,972         4,905,904

DISTRIBUTIONS                       (82,120)       (6,680,426)       (6,762,546)
                                -----------       -----------       -----------
PARTNERS' EQUITY
    DECEMBER 31, 1998           $    (1,628)      $  (161,126)      $  (162,754)
                                ===========       ===========       ===========

See Notes to Financial Statements

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-V, A Limited
        Partnership (the Partnership), was organized under the laws of the State of Minnesota. The limited partnership offering terminated on March 4, 1986, at which time 38,346 units had been sold at a cost of $500 per unit. At December 31, 1998 there are 38,346 limited partnership units authorized and 38,246 limited partnership units outstanding.

      Termination of Partnership - Effective March 15, 1999 the Partnership terminated. A final liquidating distribution was made on March 3, 1999 to the general and limited partners.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $263,575 and $575,355 at December 31, 1998 and 1997 respectively, consist of bank deposits and government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

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

      . Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the General Partner receiving at least 1% of the distributions:

        ..First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

        ..Second, any unpaid real estate commissions due to the General
              Partner on the resale of the Partnership properties;

        ..Third, any remaining balance, 85% to the limited partners and 15% to the General Partner.

      . The Partnership will terminate on December 31, 2025 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996

3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable consist of the following at December 31:

                                                          1998           1997
                                                      -----------    -----------

      Mortgage note (Country Club Apartments)
          monthly installments of principal and
          interest (7.936% at December 31, 1998)
          due November 1, 2005                        $ 3,101,007    $ 3,151,606
      Mortgage note (Savannah Oaks Apartments)
          monthly installments of principal and
          interest (9.25% at December 31, 1997)
          due February 15, 2000                                --      4,242,440
      Mortgage note (Desert Pines Apartments),
          varying monthly installments of principal
          and interest (8.35% at December 31, 1997)
          due October 1998                                     --      3,366,991
                                                      -----------    -----------

      Total mortgage notes payable                    $ 3,101,007    $10,761,037
                                                      ===========    ===========

      All property is pledged as collateral to the mortgage notes payable. Future principal maturities are as follows:

            1999                                                     $    54,764
            2000                                                          59,271
            2001                                                          64,150
            2002                                                          69,430
            2003                                                          75,145
            Later                                                      2,778,247
                                                                     -----------

                Total                                                $ 3,101,007
                                                                     ===========

      All of the above debt is non-recourse to the individual partners.

4.    RELATED PARTY TRANSACTIONS

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

                                            1998           1997           1996
                                         ---------      ---------      ---------

      Property management fees           $ 192,953      $ 209,951      $ 221,068
      Major improvement
          supervisory fees                  18,622         57,649         83,307

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996


5.    SALE OF PROPERTIES

      The Partnership sold Savannah Oaks Apartments and Desert Pines Apartments on June 22, 1998 and September 18, 1998 respectively. Griffin Ravenwood Joint Venture sold Ravenwood Apartments on June 16, 1997. The Partnership's details of the sales are as follows:

                                                           1998                          1997
                                             -------------------------------         -----------
                                             Savannah Oaks       Desert Pines         Ravenwood
                                              Apartments          Apartments       Apartments (70%)
                                             -----------         -----------         -----------
      Sales price                            $ 7,000,000         $ 7,300,000         $ 2,415,000
      Cost basis                              (4,298,788)         (4,596,252)         (1,654,586)
      Selling expenses                           (38,512)            (26,585)            (86,505)
                                             -----------         -----------         -----------
      Gain on sale                           $ 2,662,700         $ 2,677,163         $   673,909
                                             ===========         ===========         ===========

      Debt extinguishment                    $ 4,213,906         $ 3,334,013         $ 2,114,550
                                             ===========         ===========         ===========

      Extraordinary loss
        on debt extinguishment:
          Write off unamortized
            deferred financing costs         $    19,191         $        --         $        --
          Prepayment penalty                     275,038         $        --         $        --
                                             -----------         -----------         -----------
                                             $   294,229         $        --         $        --
                                             ===========         ===========         ===========

      On February 12, 1999 the Partnership sold its remaining property for $4,400,000 with sales costs of $20,055 and prepayment penalties of $346,779.

6.    PARTNERS' EQUITY (DEFICIT) RECONCILIATION

                                                 1998                1997                1996
                                             -----------         -----------         -----------
      Equity per financial statements        $  (162,754)        $ 1,693,888         $ 1,418,246
      Cumulative excess of tax
        depreciation over financial
        statement depreciation                  (909,523)         (1,700,645)         (2,355,413)
      Accrued real estate taxes not
        deducted for tax purposes                     --                  --              80,693
      Prepaid rent recognized as
        income for tax purposes                       --               6,804              12,233
                                             -----------         -----------         -----------
      Equity (deficit) per tax return        $(1,072,277)        $        47         $  (844,241)
                                             ===========         ===========         ===========

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENT
                        DECEMBER 31, 1998, 1997 AND 1996

7.    TAXABLE INCOME (LOSS)

      The net income (loss) shown on the financial statements is reconciled to the taxable loss as follows:

                                                      1998                1997                1996
                                                  -----------         -----------         -----------
      Net income (loss) per
        financial statements                      $ 4,905,904         $   468,804         $  (190,249)
      Tax depreciation in excess of
        financial statement depreciation               (9,561)            (18,134)            (16,930
      Gain on sale of property and
        equipment for tax purposes in
        excess of financial statement gain            882,018             672,903                  --

      Accrued real estate taxes not
        deducted for tax purposes                          --                  --              80,693
      Tax deduction for real estate
        taxes in excess of financial
        statement expense                                  --             (80,693)            (25,531)
      Other                                                 2              (5,430)                195
                                                  -----------         -----------         -----------
        Taxable Income (loss)                     $ 5,778,363         $ 1,037,450         $  (151,822)
                                                  ===========         ===========         ===========

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

                           GRIFFIN REAL ESTATE FUND-V,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

      Summarized financial information for the Ravenwood Joint Venture for the years ended December 31,:

                                             1998              1997               1996
                                          -----------        -----------        -----------
      Balance Sheet-
      --------------
      Property and equipment - net        $        --        $        --        $ 2,432,944
      Other Assets                                 --                 --            253,408
                                          -----------        -----------        -----------

          Total Assets                    $        --        $        --        $ 2,686,352
                                          ===========        ===========        ===========

      Mortgage notes payable              $        --        $        --        $ 3,033,601
      Other liabilities                            --                 --            146,975
      Partners' deficit                            --                 --           (494,224)
                                          -----------        -----------        -----------
          Total Liabilities and
              Partners' Deficit           $        --        $        --        $ 2,686,352
                                          ===========        ===========        ===========

      Statements of Operations
      ------------------------
      Operating revenues                  $        --        $ 1,361,033        $   885,376
      Operating expenses                           --            567,307          1,056,362
                                          -----------        -----------        -----------

          Net Income (Loss)               $        --        $   793,726        $  (170,986)
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

                                  SCHEDULE III
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1998

                                                        Costs
                                                     Capitalized
                                                     Subsequent
                                 Initial Cost to         to         Gross Amount at Which Carried
                                 Partnership (a)     Acquisition      at Close of Period (b) (c)
                              --------------------------------   ----------------------------------
                                                                                                                   Date
                                          Bldgs/      Land/Bldg              Buildings               Accumulated    of       Date
Description     Encumbrances    Land      Improve      Improve     Land      & Improve      Total     Deprec.(d)   Const   Acquired
-----------      ----------   --------   ----------   --------   --------   ----------   ----------   ----------   -----   --------
ANDERSON, SC
  Country Club
  Apartments     $3,101,007   $260,000   $4,195,025   $675,757   $260,000   $4,870,782   $5,130,782   $2,487,381    1973   05/14/86
                 ----------   --------   ----------   --------   --------   ----------   ----------   ----------

      Total      $3,101,007   $260,000   $4,195,025   $675,757   $260,000   $4,870,782   $5,130,782   $2,487,381
                 ==========   ========   ==========   ========   ========   ==========   ==========   ==========

(a) The cost to the Partnership represents the original purchase price of the property.

(b) The aggregate cost of real estate owned at December 31, 1998 is the same for financial statement purposes as it is for tax purposes, with the aggregate total being $5,130,782.

(c)   Reconciliation of property:

                                              1996              1997               1998
                                          ------------      ------------       ------------
      Balance at beginning of period      $ 21,722,457      $ 22,285,040       $ 19,497,203
      Additions during period                                                        12,179
          Improvements                         562,583           341,542
      Dispositions                                  --        (3,129,379)       (14,378,600)
                                          ------------      ------------       ------------

      Balance at end of period            $ 22,285,040      $ 19,497,203       $  5,130,782
                                          ============      ============       ============

(d)   Reconciliation of accumulated depreciation:

      Balance at beginning of period      $  7,594,027      $  8,325,543       $  7,528,717
      Depreciation expense for period          731,516           677,969            444,523
      Dispositions                                  --        (1,474,795)        (5,485,859)
                                          ------------      ------------       ------------
      Balance at end of period            $  8,325,543      $  7,528,717       $  2,487,381
                                          ============      ============       ============

      Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.